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                                                                   EXHIBIT 12(A)


                            [DECHERT LLP LETTERHEAD]

November 8, 2003

Board of Trustees
ING Variable Products Trust
7337 E. Doubletree Ranch Road
Scottsdale AZ 85258


Ladies and Gentlemen:

            You have requested our opinion regarding certain federal income tax consequences to ING VP Large Company Value Portfolio (the "Target"), a separate series of ING Variable Products Trust, a Massachusetts business trust (the "Trust"), to the holders of the shares of beneficial interest (the "shares") of Target (the "Target Shareholders"), and to ING VP MagnaCap Portfolio ("Acquiring Portfolio"), also a separate series of Trust, in connection with the proposed transfer of substantially all of the properties of Target to Acquiring Portfolio in exchange solely for voting shares of beneficial interest of Acquiring Portfolio ("Acquiring Portfolio Shares"), followed by the distribution of such Acquiring Portfolio Shares received by Target in complete liquidation and termination of Target (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of November 22, 2002, entered into by Trust on behalf of Target and Acquiring Portfolio.

            For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14 filed by Trust on July 24, 2003, as amended on September 8, 2003 (3) the Form 497 filed by Trust on September 9, 2003 with the Securities and Exchange Commission, (4) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Acquiring Portfolio, (5) the facts and representations contained in the letter dated on or about the date hereof addressed to us from Trust on behalf of Target, and (6) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

            This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan and the Forms N-14 and 497 referred to above.

Based upon the foregoing, it is our opinion that:

1. The acquisition by Acquiring Portfolio of substantially all of the properties of Target in exchange solely for Acquiring Portfolio Shares and assumption


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Board of Trustees
November 8, 2003
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      of all of Target's liabilities followed by the distribution of Acquiring
      Portfolio Shares to the Target Shareholders in exchange for their Target shares in complete liquidation and termination of Target will constitute a reorganization within the meaning of section 368(a) of the Code. Target and Acquiring Portfolio will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

2. Target will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Portfolio in exchange solely for Acquiring Portfolio Shares and assumption of all of Target's liabilities except to the extent that Target's assets consist of contracts described in section 1256(b) of the Code ("Section 1256 Contracts"); Target will be required to recognize gain or loss on the transfer of any such Section 1256 contracts to Acquiring Portfolio pursuant to the Reorganization as if such Section 1256 contracts were sold to Acquiring Portfolio on the effective date of the Reorganization at their fair market value. Target will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Portfolio Shares received by Target in the Reorganization. We do not express any opinion as to whether any accrued market discount will be required to be recognized as ordinary income.

3. Acquiring Portfolio will recognize no gain or loss upon receiving the properties of Target in exchange solely for Acquiring Portfolio Shares and assumption of all of Target's liabilities.

4. The aggregated adjusted basis to Acquiring Portfolio of the properties of Target received by Acquiring Portfolio in the reorganization will be the same as the aggregate adjusted basis of those properties in the hands of Target immediately before the exchange.

5. Acquiring Portfolio's holding periods with respect to the properties of Target that Acquiring Portfolio acquires in the transaction will include the respective periods for which those properties were held by Target (except where investment activities of Acquiring Portfolio have the effect of reducing or eliminating a holding period with respect to an asset).

6. The Target Shareholders will recognize no gain or loss upon receiving Acquiring Portfolio Shares solely in exchange for Target shares.

7. The aggregate basis of the Acquiring Portfolio Shares received by a Target Shareholder in the transaction will be the same as the aggregate basis of Target shares surrendered by the Target Shareholder in exchange therefor.

8. A Target Shareholder's holding period for the Acquiring Portfolio Shares received by a Target Shareholder in the transaction will include the holding
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Board of Trustees
November 8, 2003
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      period during which the Target Shareholder held Target shares surrendered in exchange therefor, provided that the Target Shareholder held such shares as a capital asset on the date of Reorganization.

            We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

            Our opinion as expressed herein, is solely for the benefit of Target, the Target Shareholders, and the Acquiring Portfolio, and unless we give our prior written consent, neither our opinion nor this opinion letter may be quoted in whole or in part or relied upon by any other person.

Very truly yours,


/s/ Dechert LLP